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                                   EXHIBIT 2


                              MATTERS AS TO WHICH
                    WALKER, HULBERT, GRAY & BYRD WILL OPINE


        1. Crossroads Bancshares, Inc. is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the Proxy Statement and (b) to own and use its Assets.

        2. Crossroads Bank of Georgia is a Georgia chartered state bank duly organized and validly existing under the laws of the State of Georgia with all requisite power and authority to conduct its business as described in the Proxy Statement, and to own and use its Assets. The deposits of Crossroads Bank of Georgia are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

        3. Crossroads Bancshares, Inc.'s authorized shares consist of 10,000,000 shares of Common Stock, $10.00 par value, of which 291,982 shares were outstanding as of March 27, 1998. The outstanding shares of Crossroads Bancshares, Inc. Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Crossroads Bancshares, Inc. to issue equity securities or acquire its equity securities.

        4. Crossroads Bancshares, Inc. owns directly or indirectly all the issued and outstanding shares of the capital stock of Crossroads Bank of Georgia. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Crossroads Bank of Georgia to issue equity securities or acquire its equity securities.

        5. The execution and delivery by Crossroads Bancshares, Inc. of the Agreement do not, and if Crossroads Bancshares, Inc. were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Crossroads Bancshares, Inc. or the Articles of Incorporation or bylaws of Crossroads Bank of Georgia or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Crossroads Bancshares, Inc. or Crossroads Bank of Georgia is a party or by which Crossroads Bancshares, Inc. or Crossroads Bank of Georgia is bound.

        6. Crossroads Bancshares, Inc. has duly authorized the execution and delivery of the Agreement and all performance by Crossroads Bancshares, Inc. thereunder and has duly executed and delivered the Agreement.

        7.  The Agreement is enforceable against Crossroads Bancshares, Inc.